Exhibit 99.3

AUDITED FINANCIAL STATEMENTS

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors,
      UAL Corporation:

      We have audited the accompanying statement of consolidated financial position of UAL Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1994 and 1993, and the related statements of consolidated operations, consolidated cash flows and consolidated shareholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UAL Corporation and subsidiary companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

      As discussed in notes 7 and 16 to the consolidated financial statements, effective January 1, 1992, the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions.


                                             /s/ Arthur Andersen LLP

                                             ARTHUR ANDERSEN LLP
Chicago, Illinois
February 23, 1995


                   UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENT OF CONSOLIDATED OPERATIONS

                       (In Millions, Except Per Share)

                                                  Year Ended December 31

                                               1994       1993       1992
Operating revenues:
  Passenger                                   $12,295    $11,958    $10,678
  Cargo                                           685        659        605
  Other operating revenues                        970        708        570

                                               13,950     13,325     11,853
Operating expenses:
  Salaries and related costs                    4,679      4,760      4,562
  ESOP compensation expense                       182         -          -
  Aircraft fuel                                 1,585      1,733      1,699
  Rentals and landing fees                      1,555      1,505      1,342
  Commissions                                   1,426      1,330      1,194
  Purchased services                              947        983        936
  Depreciation and amortization                   725        764        726
  Food and beverages                              479        317        342
  Aircraft maintenance                            410        385        330
  Personnel expenses                              248        263        271
  Advertising and promotion                       165        163        215
  Other operating expenses                      1,028        859        774

                                               13,429     13,062     12,391

Earnings (loss) from operations                   521        263       (538)

Other income (expense):
  Interest expense                               (372)      (358)      (328)
  Interest capitalized                             41         51         92
  Interest income                                  85         98         69
  Equity in earnings (loss) of affiliates          20        (30)        42
  Miscellaneous, net                             (124)       (71)         7

                                                 (350)      (310)      (118)

Earnings (loss) before income taxes,
  extraordinary item and cumulative
  effect of accounting changes                    171        (47)      (656)

Provision (credit) for income taxes                94        (16)      (239)

Earnings (loss) before extraordinary item and
  cumulative effect of accounting changes          77        (31)      (417)
Extraordinary loss on early
  extinguishment of debt, net of tax               -         (19)        -
Cumulative effect of accounting changes           (26)        -        (540)

Net earnings (loss)                           $    51    $   (50)   $  (957)

Per share:
  Earnings (loss) before extraordinary
    item and cumulative effect of
    accounting changes                        $  0.76    $ (2.64)   $(17.34)
  Extraordinary loss on early
    extinguishment of debt, net of tax             -       (0.76)        -
  Cumulative effect of accounting changes       (1.37)        -      (22.41)

  Net loss                                    $ (0.61)   $ (3.40)   $(39.75)


              The accompanying notes to consolidated financial
            statements are an integral part of these statements.

                   UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                                (In Millions)


                                                           December 31
Assets                                                 1994          1993
Current assets:
  Cash and cash equivalents                           $   500       $   437
  Short-term investments                                1,032         1,391
  Receivables, less allowance for doubtful
    accounts (1994 - $22; 1993 - $22)                     889         1,095
  Aircraft fuel, spare parts and supplies, less
    obsolescence allowance (1994 - $44;
    1993 - $70)                                           285           278
  Refundable income taxes                                  -             26
  Deferred income taxes                                   151           124
  Prepaid expenses                                        335           362
                                                        3,192         3,713


Operating property and equipment:
  Owned -
    Flight equipment                                    7,480         7,899
    Advances on flight equipment                          713           589
    Other property and equipment                        2,631         2,673
                                                       10,824        11,161
    Less - Accumulated depreciation and amortization    4,786         4,691
                                                        6,038         6,470
  Capital leases -
    Flight equipment                                    1,028         1,027
    Other property and equipment                          104           104
                                                        1,132         1,131
    Less - Accumulated amortization                       447           395
                                                          685           736
                                                        6,723         7,206

Other assets:
  Intangibles, less accumulated amortization
    (1994 - $267; 1993 - $213)                            814           866
  Deferred income taxes                                   480           590
  Other                                                   555           465
                                                        1,849         1,921


                                                      $11,764       $12,840


               The accompanying notes to consolidated financial
             statements are an integral part of these statements.

                   UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                       (In Millions, Except Share Data)

                                                           December 31
Liabilities and Shareholders' Equity                   1994          1993
Current liabilities:
  Short-term borrowings                               $   269       $   315
  Long-term debt maturing within one year                 384           144
  Current obligations under capital leases                 76            62
  Advance ticket sales                                  1,020         1,036
  Accounts payable                                        651           599
  Accrued salaries, wages and benefits                    843           943
  Accrued aircraft rent                                   825           893
  Other accrued liabilities                               838           904
                                                        4,906         4,896
Long-term debt                                          2,887         2,702
Long-term obligations under capital leases                730           827
Other liabilities and deferred credits:
  Deferred pension liability                              520           571
  Postretirement benefit liability                      1,148         1,058
  Deferred gains                                        1,363         1,400
  Other                                                   477           148
                                                        3,508         3,177
Minority interest                                          49            35
Shareholders' equity:
  Preferred stock (Note 12) -
    Series A convertible preferred stock,
      $600 million aggregate liquidation value             -             30
    Series B preferred stock, $327 million
      aggregate liquidation value                          -             -
    Class 1 ESOP convertible preferred stock,
      $227 million aggregate liquidation value             -             -
  Common stock, $0.01 par value in 1994 and $5 par
    value in 1993; authorized, 100,000,000 shares;
    issued, 13,013,217 shares in 1994 and
    25,489,745 shares in 1993                              -            127
  Additional capital invested                           1,287           932
  Retained earnings (deficit)                          (1,335)          249
  Unearned ESOP preferred stock                           (83)           -
  Stock held in treasury-
    Preferred (Note 12)                                   (87)           -
    Common, 574,111 shares in 1994 and 920,808
      shares in 1993                                      (74)          (65)
  Other                                                   (24)          (70)
                                                         (316)        1,203
Commitments and contingent liabilities (Note 19)
                                                      $11,764       $12,840

                The accompanying notes to consolidated financial
              statements are an integral part of these statements.


                     UAL CORPORATION AND SUBSIDIARY COMPANIES
                       STATEMENT OF CONSOLIDATED CASH FLOWS
                                   (In Millions)
                                                      Year Ended December 31
                                                     1994      1993      1992
Cash and cash equivalents at beginning of year      $   437   $   522   $   449
Cash flows from operating activities:
  Net earnings (loss)                                    51       (50)     (957)
  Adjustments to reconcile to net cash provided by
    operating activities -
      ESOP compensation expense                         182        -         -
      Cumulative effect of accounting change             26        -        540
      Extraordinary loss on debt extinguishment          -         19        -
      Deferred pension expense                          276       242       165
      Deferred postretirement benefit expense           145        89        75
      Depreciation and amortization                     725       764       726
      Provision (credit) for deferred income taxes       78       (67)     (146)
      Undistributed (earnings) losses of affiliates     (19)       42       (27)
      Decrease (increase) in receivables                207        11      (133)
      Decrease (increase) in other current assets        40        24       (67)
      Increase (decrease) in advance ticket sales       (16)      (31)      183
      Increase (decrease) in accrued income taxes       (11)        8       164
      Increase (decrease) in accounts payable
        and accrued liabilities                        (389)     (163)      142
      Amortization of deferred gains                    (85)      (83)      (82)
      Other, net                                        124        53        (8)
                                                      1,334       858       575
Cash flows from investing activities:
  Additions to property and equipment                  (636)   (1,496)   (2,519)
  Proceeds on disposition of property and equipment     432     1,165     2,367
  Decrease (increase) in short-term investments         376      (414)     (238)
  Acquisition of intangibles                             -          -      (150)
  Other, net                                             26         5         3
                                                        198      (740)     (537)
Cash flows from financing activities:
  Issuance of preferred stock                           400       591        -
  Reacquisition of preferred stock                      (87)       -         -
  Proceeds from issuance of long-term debt              735        99       198
  Repayment of long-term debt                          (305)     (695)     (115)
  Principal payments under capital leases               (87)      (55)      (50)
  Recapitalization distribution                      (2,070)       -          -
  Increase (decrease) in short-term borrowings          (46)     (135)        1
  Cash dividends                                        (53)      (27)       -
  Other, net                                             44        19         1
                                                     (1,469)     (203)       35
Increase (decrease) in cash and cash equivalents
  during the year                                        63       (85)       73

Cash and cash equivalents at end of year            $   500   $   437   $   522

                 The accompanying notes to consolidated financial
               statements are an integral part of these statements.

                                        UAL CORPORATION AND SUBSIDIARY COMPANIES
                                     STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY
                                             (In Millions, Except Per Share)

                                                                                 Unearned
                                                          Additional               ESOP
                                       Preferred  Common   Capital    Retained   Preferred  Treasury
                                         Stock    Stock    Invested   Earnings    Stock      Stock     Other      Total
Balance at December 31, 1991              $ -      $126     $  304    $ 1,289     $   -      $(105)    $(17)     $ 1,597
Year ended December 31, 1992:
 Net loss                                   -         -          -       (957)        -          -        -         (957)
 Exercises of stock options                 -         -          5          -         -          -        -            5
 Issuance of treasury stock pursuant
  to Air Wis acquisition                    -         -         33          -         -         31        -           64
 Pension liability adjustment               -         -          -          -         -          -       (8)          (8)
 Other                                      -         -         (1)         -         -          -         6           5
Balance at December 31, 1992                -       126        341        332         -        (74)      (19)        706

Year ended December 31, 1993:
 Net loss                                   -         -          -        (50)        -          -        -          (50)
 Cash dividends declared on preferred
  stock ($5.54 per share)                   -         -          -        (33)        -          -        -          (33)
 Issuance of Series A preferred stock      30         -        561          -         -          -        -          591
 Exercises of stock options                 -         1         25          -         -          -        -           26
 Issuance of treasury stock
  under restricted stock plan               -         -          6          -         -         10      (16)           -
 Pension liability adjustment               -         -          -          -         -          -      (45)         (45)
 Other                                      -         -         (1)         -         -         (1)      10            8
Balance at December 31, 1993               30       127        932        249         -        (65)     (70)       1,203

Year ended December 31, 1994:
 Net earnings                               -         -          -         51         -          -        -           51
 Cash dividends declared on preferred
  stock ($6.25 per Series A share,
  $1.44 per Series B share)                 -         -          -        (59)        -          -        -          (59)
 Change in Series A stated value          (30)        -         30          -         -          -        -            -
 Issuance of ESOP preferred stock           -         -        227          -      (227)         -        -            -
 Issuance of Series B preferred stock       -         -        400          -         -          -        -          400
 Exercises of stock options                 -         1         46          -         -          -        -           47
 Issuance of treasury stock
  under restricted stock plan               -         -         (7)         -         -         17      (10)           -
 Acquisition of treasury shares             -         -          -          -         -       (113)       -         (113)
 Amortization of unearned compensation
  under ESOPs and restricted stock plan     -         -         38          -       144          -       21          203
 Recapitalization                           -      (128)      (378)    (1,576)        -          -        -       (2,082)
 Pension liability adjustment               -         -          -          -         -          -       37           37
 Other                                      -         -         (1)         -         -          -       (2)          (3)
Balance at December 31, 1994              $ -      $  -     $1,287    $(1,335)    $ (83)     $(161)    $(24)     $  (316)

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1) Summary of Significant Accounting Policies

      (a) Basis of Presentation-

      UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). The consolidated financial statements include the accounts of UAL and all of its subsidiaries (collectively "the Company"). All significant intercompany transactions are eliminated. Investments in affiliates are carried on the equity basis.

      (b) Accounting Changes-

      Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for
Postemployment Benefits," resulting in a cumulative after-tax charge of $26 million (see Note 16) and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (see Note 17).

      Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" (see
Note 16) and SFAS No. 109, "Accounting for Income Taxes" (see Note 7).

      (c) Reclassification-

      In 1994, United began recording certain air transportation price adjustments, which were previously recorded as commissions, as adjustments to revenue. Certain amounts in the Statements of Consolidated Operations for 1993 and 1992 and these Notes to Consolidated Financial Statements have been reclassified to conform with the current presentation.

      (d) Airline Revenues-

      Passenger fares and cargo revenues are recorded as operating revenues when the transportation is furnished. The value of unused passenger tickets is included in current liabilities.

      (e) Foreign Currency Transactions-

      Monetary assets and liabilities denominated in foreign currencies are converted at exchange rates in effect at the balance sheet date. The resulting foreign exchange gains and losses are charged or credited directly to income. United has entered into a foreign currency swap contract to reduce exposure to certain currency fluctuations. Foreign currency gains and losses on the contract are included in income currently, exactly offsetting the foreign currency losses and gains on the obligations.
Foreign exchange gains and losses on foreign currency call options which were previously used to hedge foreign currency obligations were also charged or credited directly to income.

      (f) Cash and Cash Equivalents and Short-term Investments-

      Cash in excess of operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with an original maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Other investments are classified as short-term investments.

      (g) Aircraft Fuel, Spare Parts and Supplies-

      Aircraft fuel and maintenance and operating supplies are stated at average cost. Flight equipment spare parts are stated at average cost less an obsolescence allowance.

      (h) Operating Property and Equipment-

      Owned operating property and equipment is stated at cost. Property under capital leases, and the related obligation for future minimum lease payments, are initially recorded at an amount equal to the then present value of those lease payments.

      Depreciation and amortization of owned depreciable assets is based on the straight-line method over their estimated service lives. Leasehold improvements are amortized over the remaining period of the lease or the estimated service life of the related asset, whichever is less. Aircraft are depreciated to estimated salvage values, generally over lives of 10 to 25 years; buildings are depreciated over lives of 25 to 45 years; and other property and equipment are depreciated over lives of three to 15 years.

      Properties under capital leases are amortized on the straight-line method over the life of the lease, or in the case of certain aircraft, over their estimated service lives. Lease terms are 10 to 19 years for aircraft and flight simulators and 25 years to 40 years for buildings. Amortization of capital leases is included in depreciation and amortization expense.

      Maintenance and repairs, including the cost of minor replacements, are charged to maintenance expense accounts. Costs of additions to and renewals of units of property are charged to property and equipment accounts.

      (i) Intangibles-

      Intangibles consist primarily of route acquisition costs, slots and intangible pension assets (see Note 15). Route acquisition costs and slots are amortized over 40 years and 5 years, respectively.

      (j) Mileage Plus Awards-

      United accrues the estimated incremental cost of providing free travel awards earned under its Mileage Plus frequent flyer program when such award levels are reached.

      (k) Deferred Gains-

      Gains on aircraft sale and leaseback transactions are deferred and amortized over the lives of the leases as a reduction of rental expense.

      (l) Interest Rate Swap Agreements-

      United enters into interest rate swap agreements to hedge interest rate exposure on certain obligations. The differential to be paid or received under the swap agreements is charged or credited to interest expense or rental expense depending on the obligation.

(2) Employee Investment Transaction and Recapitalization

      On July 12, 1994, the shareholders of UAL approved a plan of recapitalization to provide an approximately 55% equity interest in UAL to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest will be allocated to individual employees through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization. The employee interest may increase to up to 63%, depending on the average market value of UAL common stock in the year after the transaction closed. Based on the average market value of UAL common stock through February 23, 1995, the market value of UAL common stock for the remainder of the measuring period would have to average at least $204 for any adjustment to be made in the ESOP percentage interest. Pursuant to the terms of the plan of recapitalization, holders of old UAL common stock received approximately $2.1 billion in cash and the remaining 45% (subject to decrease down to 37%) of the equity in the form of new common stock, which was issued at the rate of one half share of new common stock for each share of old common stock. The cash distribution was recorded as a $1.6 billion reduction in retained earnings, a $0.4 billion reduction in additional capital invested and a $0.1 billion reduction in common stock. In connection with the recapitalization, United issued $370 million of 10.67% debentures due in 2004 and $371 million of 11.21% debentures due in 2014 and UAL issued Series B 12 1/4% preferred stock with an aggregate liquidation preference of $410 million. Pretax costs of $169 million were incurred in connection with the recapitalization, including transaction costs and severance payments to certain former United employees. Of these costs, $48 million were recorded as operating expenses while the remaining $121 million were recorded in "Miscellaneous, net."

(3) Employee Stock Ownership Plans

      The ESOPs established as part of the recapitalization cover the pilots, U.S. management and salaried employees, and U.S. union ground employees. The ESOPs include a "Leveraged ESOP", a "Non-Leveraged ESOP" and a "Supplemental ESOP". Both the Leveraged ESOP and the Non-Leveraged ESOP are tax qualified plans while the Supplemental ESOP is not a tax qualified plan. The purpose of having the three ESOPs is to deliver the agreed-upon shares to employees in a manner which utilizes the tax incentives available to tax qualified ESOPs to the greatest degree possible. Accordingly, shares are delivered to employees primarily through the Leveraged ESOP, secondly, through the Non-Leveraged ESOP, and lastly, through the Supplemental ESOP.

      The equity interests are being delivered to employees through two classes of preferred stock (Class 1 and Class 2 ESOP Preferred Stock, collectively "ESOP Preferred Stock") and the voting interests are being delivered through three separate classes of preferred stocks (Class P, M and S Voting Preferred Stock, collectively "Voting Preferred Stock"). The Class 1 ESOP Preferred Stock will be issued to an ESOP trust in seven separate sales through January 1, 2000 under the Leveraged ESOP, one of which took place at the time of the recapitalization. Based on Internal Revenue Code limitations, shares of the Class 2 ESOP Preferred Stock will either be contributed to the Non-Leveraged ESOP or allocated as "book-entry shares" to the Supplemental ESOP, annually through the year 2000. The classes of preferred stock are described more fully in Note 12, Preferred Stock.

      The Leveraged ESOP and Non-Leveraged ESOP are being accounted for under AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, as shares of the Class 1 ESOP Preferred Stock are sold to an ESOP trust, the Company reports the issuance as a credit to additional capital invested and a corresponding charge to unearned ESOP preferred stock. As the shares are earned by employees in exchange for services performed, the shares are committed to be released. ESOP compensation expense is recorded for the average fair value of the shares committed to be released during the period with a corresponding credit to unearned ESOP preferred stock for the cost of the shares. Any difference between the fair value of the shares and the cost of the shares is charged or credited to additional capital invested. For the Non-Leveraged ESOP, the Class 2 ESOP Preferred Stock is recorded as additional capital invested as the shares are committed to be contributed in exchange for employee services, with the offsetting entry to ESOP compensation expense. The ESOP compensation expense is based on the average fair value of the shares committed to be contributed, in accordance with the SOP. The Supplemental ESOP is being accounted for under Accounting Principle Board Opinion 25, "Accounting for Stock Issued to Employees."

      For the Class 2 ESOP Preferred Stock committed to be contributed to employees under the Supplemental ESOP, employees can elect to receive their "book entry" shares in cash upon termination of employment. The fair value of such shares at December 31, 1994 was insignificant.

      Shares of ESOP Preferred Stock are legally released or allocated to employee accounts as of year end. Dividends on the ESOP Preferred Stock are also paid at the end of the year. Dividends on unallocated shares are used by the ESOP to pay down the loan from UAL and are not considered dividends for financial reporting purposes. Dividends on allocated shares are satisfied by releasing shares from the ESOP's suspense account to the employee accounts and are charged to equity.

      During 1994, the Company recorded $182 million of ESOP compensation expense for the period July 13 through December 31, 1994. At December 31, 1994, the year-end allocation of Class 1 ESOP Preferred Stock to employee accounts had not yet been completed. There were 1,131,912 shares of Class 1 ESOP Preferred Stock committed to be released and 657,673 shares held in suspense by the ESOP as of December 31, 1994. For the Class 2 ESOP Preferred Stock, 316,472 shares were committed to be contributed to employees at December 31, 1994. The fair value of the unearned ESOP shares recorded on the balance sheet at December 31, 1994 was $79 million.

(4) Affiliates

      United owns 38% of the Galileo International Partnership ("Galileo") through a wholly-owned subsidiary. United's investment in Galileo, which owns the Apollo and Galileo computer reservations systems, is carried on the equity basis. United also owns 77% of the Apollo Travel Services Partnership ("ATS"), which markets the Apollo computer reservations systems to travel agencies in the U. S. and Mexico, and its accounts are consolidated. Prior to a September 1993 merger, United owned 50% of the Covia Partnership ("Covia") and 25.6% of Galileo Ltd., Galileo's and ATS's predecessor companies, which were accounted for on the equity basis. The consolidation of ATS resulted in non-cash increases of $78 million in assets, $46 million in liabilities and $34 million in minority interests as of the date of the merger.

      Under operating agreements with Covia prior to the merger, United provided certain computer support services for, and purchased computer reservation services, communications and other information from, Covia. Revenues derived from the sale of services to Covia amounted to approximately $21 million in 1993 and $22 million in 1992. The cost to United of services purchased from Covia amounted to approximately $168 million in 1993 and $219 million in 1992. Under operating agreements with Galileo subsequent to the merger, United purchases computer reservation services from Galileo and provides marketing, sales and communication services to Galileo. Revenues derived from the sale of services to Galileo amounted to approximately $233 million in 1994 and $58 million in 1993. The cost to United of services purchased from Galileo amounted to approximately $94 million in 1994 and $47 million in 1993.

Summarized financial information of Galileo follows (in millions):

                                         December 31,
                                     1994            1993
Current assets                       $134            $141
Non-current assets                    421             467
  Total assets                        555             608
Current liabilities                   195             173
Long-term liabilities                 321             440
  Total liabilities                   516             613
    Net assets                       $ 39            $ (5)


                                                 Period From
                                 Twelve Months   September 16,
                                     Ended       1993 Through
                                  December 31,   December 31,
                                      1994           1993

Services revenues                     $801           $ 186
Costs and expenses                     752             327
Net earnings (loss)                   $ 49           $(141)

During 1993, Galileo recorded $114 million of charges which included the cost of eliminating duplicate facilities and operations.

(5) Other Income (Expense) - Miscellaneous
<TABLE
[CAPTION]

Other income (expense) - miscellaneous, net consisted of the following:

                                              1994      1993     1992
                                                   (In Millions)
[S]                                          [C]       [C]      [C]
     Foreign exchange gains or losses        $  15     $(20)    $  2
     Amortization of hedge
       transaction costs                        (6)      (6)      (5)
     Net gains on disposition of property
       or rights                                10        3       41
     Minority interests                        (22)      (1)      -
     Recapitalization transaction costs       (121)      -        -
     Write down of aircraft to
       net realizable value                     -       (59)      -
     Gain on settlement of 1985
       annuity purchases                        -        17       -
     Settlement of class action claims
       regarding airline fare data              -        -       (13)
     Other                                      -        (5)     (18)

                                             $(124)    $(71)    $  7
[/TABLE]


(6) Per Share Amounts

      Per share amounts were based on weighted average common shares outstanding - 18,791,587 in 1994, 24,345,857 in 1993 and 24,069,786 in
1992. Common stock equivalents, including ESOP shares committed to be released, were not included in the computations as they did not have a dilutive effect. Per share amounts were calculated after providing for preferred stock dividends of $59 million in 1994 and $33 million in 1993. Earnings available to common stockholders were also reduced by $3 million in 1994 for the excess of amounts paid to reacquire UAL preferred stock over the liquidation preference of such stock.

      In connection with the July 1994 recapitalization, each old common share was exchanged for one half new common share. As required under generally accepted accounting principles for transactions of this type, the historical weighted average shares outstanding have not been restated.
 Thus, direct comparisons between 1994 and prior years' per share amounts are not meaningful.

(7) Income Taxes

      In 1994, the Company was subject to the alternative minimum tax ("AMT"). The federal income tax liability is the greater of the tax computed using the regular tax system or the tax under the AMT system. Certain preferences, mainly depreciation adjustments, have caused alternative minimum taxable income and the resulting AMT liability to exceed regular taxable income and the regular tax liability. The excess of the AMT liability over the regular tax liability produces AMT credits which are carried forward indefinitely.

The provision (credit) for income taxes is summarized as follows:

                                  1994         1993        1992
                                            (In Millions)
             Current-
              Federal            $  12        $  52       $ (90)
              State                  4           (1)         (3)
                                    16           51         (93)
             Deferred-
              Federal               73          (75)       (129)
              State                  5            8         (17)
                                    78          (67)       (146)

                                 $  94        $ (16)      $(239)

The income tax provision (credit) differed from amounts computed at the statutory federal income tax rate, as follows:

                                           1994         1993       1992
                                                    (In Millions)
Income tax provision (credit)
  at statutory rate                      $  60        $ (17)     $(223)
State income taxes, net of
  federal income tax benefit                 6            5        (13)
Nondeductible employee meals                22            8          8
Nondeductible ESOP transaction costs        21            -          -
Foreign sales corporation benefit           (1)          (1)        (6)
Foreign tax credits                         (3)          (3)        (2)
Rate change effect                         (14)          (9)        -
Other, net                                   3            1         (3)

Income tax provision (credit)
  as reported                            $  94        $ (16)     $(239)

      The Company adopted SFAS No. 109 "Accounting for Income Taxes," effective January 1, 1992. This statement provides for an asset and liability approach to accounting for income taxes. The Company recognized a tax benefit of $40 million for the cumulative effect of adopting SFAS No. 109. Deferred income taxes (credit) reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined in accordance with SFAS No. 109 and are more inclusive in nature than "timing differences" as determined under previously applicable accounting principles.

Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1994 and 1993 are as follows:

                                        1994                    1993
                                Deferred    Deferred    Deferred    Deferred
                                  Tax         Tax         Tax         Tax
                                 Assets    Liabilities   Assets    Liabilities
                                               (In Millions)
Employee benefits, including
  postretirement medical        $  537      $   13      $  599      $   31
Prepaid commissions                 -           52          -           49
Depreciation, capitalized
  interest and transfers of
  tax benefits                      -        1,074          -        1,119
Gains on sale and leasebacks       472          -          480          -
Rent expense                       254          -          207          -
AMT credit carryforward            262          -          195          -
Foreign exchange
  gains and losses                  98          -           84          -
Frequent flyer accrual              70          -           72          -
Net operating loss
  carryforwards                     58          -           74          -
Other                              134         115         272          70

                                $1,885      $1,254      $1,983      $1,269


     The Company has determined, based on its history of operating earnings and expectations of future taxable income, that it is more likely than not that the deferred tax assets at December 31, 1994 will be realized.

     At December 31, 1994, UAL and its subsidiaries had $262 million of federal AMT credit carryforwards available for an indefinite period, $4 million of general business credit carryforwards which expire between 2004 and 2009, $40 million of state tax benefit from net operating loss carryforwards expiring between 1997 and 2009 and $18 million of federal tax benefit from net operating loss carryforwards expiring between 2006 and 2009.

(8) Short-Term Borrowings

     At December 31, 1994 and 1993, United had outstanding $269 million and $315 million, respectively, in short-term borrowings, bearing average interest rates of 5.63% and 3.34%, respectively. Receivables amounting to $426 million at December 31, 1994 and $367 million at December 31, 1993 were pledged by United to secure repayment of such outstanding borrowings.
 The maximum available amount of borrowings under this arrangement is $360 million.

(9) Long-Term Debt

A summary of long-term debt, excluding current maturities, as of December 31 is as follows (interest rates are as of December 31, 1994):

                                                      1994          1993
                                                          (In Millions)
  Secured notes, 5.525% to 11.54%, averaging
    8.38%, due through 2014                          $ 1,087       $ 1,462
  Debentures, 6.75% to 11.21%, averaging 10.03%,
    due 1997 to 2021                                   1,591         1,000
  Deferred purchase certificates, Japanese yen-
    denominated, 7.75%, due through 1998                 169           178
  Convertible debentures, 7.75%, due 2000
    through 2010                                          26            36
  Promissory notes, 5.83% to 6.82%, averaging
    6.04%, due through 1998                               34            41
                                                       2,907         2,717
  Unamortized discount on debt                           (20)          (15)
                                                     $ 2,887       $ 2,702


      In connection with the July 1994 recapitalization, United issued $370 million of 10.67% debentures due in 2004 and $371 million of 11.21% debentures due in 2014. The debentures are unsecured obligations.

      In the second quarter of 1993, United retired $500 million of senior subordinated notes. The notes were scheduled to mature in 1995 ($150 million) and 1998 ($350 million). An extraordinary loss of $19 million, after tax benefits of $9 million, was recorded in the first quarter of 1993, based on United's stated intention to retire the notes.

      The convertible debentures, which are obligations of Air Wis Services, Inc. ("Air Wis"), are convertible into shares of old UAL common stock, at the conversion price of $259.08 (equivalent to approximately $348.54 per share of new UAL common stock). In addition, $4 million of these debentures and $3 million of similar debentures with a conversion price of $198.02 (equivalent to approximately $226.42 per share of new UAL common stock) are classified in current maturities. In 1994, Air Wis reacquired $3 million of these debentures, resulting in an insignificant loss.

      In addition to scheduled principal payments, in 1994 the Company repaid secured notes in the principal amount of $218 million. In January and February 1995, United repaid an additional $101 million in principal amount of secured notes and $150 million in principal amount of debentures, respectively, resulting in an insignificant loss. At December 31, 1994, United had outstanding a total of $316 million of long-term debt bearing interest at rates 85 to 128 basis points over the London interbank offered rate ("LIBOR"). In connection with certain of these debt financings, United has entered interest rate swap agreements to effectively fix interest rates at December 31, 1994 between 8.554% and 8.6% on $71 million of notional amount (See Note 18).

      Maturities of long-term debt for each of the four years after 1995 are: 1996 -- $119 million; 1997 -- $220 million; 1998 -- $188 million;
and 1999 -- $48 million. Various assets, principally aircraft, having an aggregate book value of $1.409 billion at December 31, 1994, were pledged under various loan agreements.

      At December 31, 1994, UAL and United had an effective shelf registration statement on file with the Securities and Exchange Commission to offer up to $1.035 billion of securities, including secured and unsecured debt, equipment trust and pass through certificates, equity or a combination thereof. UAL's ability to issue equity securities is limited by its certificate of incorporation, which was restated in connection with the recapitalization.

(10) Lease Obligations

      The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, real estate, office and computer equipment and vehicles.

Future minimum lease payments as of December 31, 1994, under capital leases and operating leases having initial or remaining noncancelable lease terms of more than one year are as follows:

                                                Operating       Capital
                                                  Leases         Leases
                                                     (In Millions)
      Payable during-
         1995                                   $ 1,337         $  142
         1996                                     1,358            144
         1997                                     1,343            139
         1998                                     1,377            144
         1999                                     1,199            119
         After 1999                              20,099            558

      Total minimum lease payments              $26,713          1,246
      Imputed interest (at rates of 5.3%
        to 12.2%)                                                 (440)

      Present value of minimum lease payments                      806

      Current portion                                              (76)

      Long-term obligations under capital leases                $  730

      As of December 31, 1994, United leased 315 aircraft, 45 of which were under capital leases. These leases have terms of four to 26 years, and expiration dates range from 1996 through 2018. Under the terms of leases for 306 of the aircraft, United has the right of first refusal to purchase, at the end of the lease term, certain aircraft at fair market value and others at either fair market value or a percentage of cost. United has 21 Airbus A320-200 aircraft under 24-year operating leases which are cancelable upon eleven months notice during the initial 10 years of the leases.

      Amounts charged to rent expense, net of minor amounts of sublease rentals, were $1.230 billion in 1994, $1.208 billion in 1993, and $1.060 billion in 1992. Included in rent expense were insignificant amounts of contingent rentals, resulting from changes in interest rates for operating leases under which the rent payments are based on variable interest rates.
 In connection with certain of these leases, United has entered interest rate swap agreements (See Note 18).

(11) Foreign Operations

      United conducts operations in various foreign countries, principally in the Pacific, Europe and Latin America. Operating revenues from foreign operations were approximately $4.920 billion in 1994, $4.500 billion in 1993 and $3.890 billion in 1992.

(12) Preferred Stock

      UAL is authorized to issue up to 16,000,000 shares of serial preferred stock, 25,000,000 shares each of Class 1 and Class 2 ESOP Preferred Stock, and an aggregate 25,100,000 shares of Class P, M, and S Voting Preferred Stock.

      At December 31, 1994, there were outstanding 5,999,900 shares of Series A cumulative 6.25% convertible preferred stock. Effective March 31, 1994, UAL changed the stated capital of the Series A preferred stock from $30 million ($5.00 per preferred share) to $60,000 ($0.01 per preferred share), with the difference being attributed to additional capital invested. Subsequent to the recapitalization, each share of Series A preferred stock is convertible into $54.19 in cash and approximately 0.3195 shares of UAL common stock (equivalent to a conversion price of $143.38 per common share). In December 1994, 100 shares of Series A preferred stock were converted, resulting in the issuance of 31 shares of UAL common stock. Under its terms, any portion of the convertible preferred stock is redeemable after April 30, 1996, at UAL's option, at $100 per share plus a premium which begins at 4.375% declining to zero ratably over seven years. The Series A shares have an aggregate liquidation preference of $600 million, or $100 per share.

      On February 3, 1995, the Company filed a registration statement with the Securities and Exchange Commission offering to exchange up to $600 million aggregate principal amount of convertible subordinated debentures, due 2025, for up to all shares of the outstanding Series A cumulative 6.25% convertible preferred stock. Each $1,000 principal amount of debentures issued would be convertible into a combination of cash in the amount of $541.90 and approximately 3.192 shares of new UAL common stock (equivalent to a conversion price of $143.50 per share of new common stock). To the extent that shares of Series A preferred stock are exchanged for the debentures, the Company's shareholders' equity will be reduced on a net basis by the aggregate fair value of the debentures issued. A reduction in shareholders' equity will reduce surplus as defined under Delaware General Corporation Law ("DGCL"). DGCL requires that dividends on outstanding capital stock may only be made from surplus or the net profits of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

      In connection with the July 1994 recapitalization, UAL issued 16,416,000 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock, resulting in net proceeds of $400 million, which was recorded as additional capital invested. The shares issued had an aggregate liquidation preference of $410 million, or $25 per depositary share ($25,000 per Series B preferred share), and a stated capital of $164 ($0.01 per Series B preferred share). Under its terms, any portion of the Series B preferred stock or the depositary shares is redeemable for cash after July 11, 2004, at UAL's option, at the equivalent of $25 per depositary share, plus accrued dividends. The Series B preferred stock is not convertible into any other securities, has no stated maturity and is not subject to mandatory redemption. In the fourth quarter of 1994, UAL repurchased 3,336,400 depositary shares, representing 3,336.4 shares of Series B preferred stock, at an aggregate cost of $87 million to be held in treasury. At December 31, 1994, there were outstanding 13,079,600 depositary shares representing 13,079.6 shares of Series B preferred stock.

      The Series A and B preferred stocks rank senior to all other preferred and common stocks as to receipt of dividends and amounts distributed upon liquidation. The Series A and B preferred stocks have voting rights only to the extent required by law and with respect to charter amendments that adversely affect the preferred stock or the creation or issuance of any security ranking senior to the preferred stock. Additionally, if dividends are not paid for six cumulative quarters, the Series A and Series B preferred shareholders together are entitled to elect two additional members to the UAL Board of Directors until all dividends are paid in full.

      At December 31, 1994, 1,789,585 shares of Class 1 ESOP Preferred Stock and no shares of Class 2 ESOP Preferred Stock were issued. An aggregate of 17,675,345 shares of Class 1 and Class 2 ESOP Preferred Stock will be issued in connection with the recapitalization and establishment of the ESOPs (see notes 2 and 3). Each share of ESOP Preferred Stock is convertible into one share of UAL common stock, subject to adjustment under certain conditions. The stock has a par value of $0.01 per share, is nonvoting, and has a liquidation value of $126.96 per share plus all accrued and unpaid dividends. The Class 1 ESOP Preferred Stock provides a fixed annual dividend of $8.8872 per share, which ceases on March 31, 2000; the Class 2 does not pay a fixed dividend.

      Class P, M, and S Voting Preferred Stocks were established to provide the voting power to the employee groups participating in the ESOPs. As of December 31, 1994, one share each of Class P, M and S Voting Preferred Stock were outstanding. Additional Voting Preferred Stock will be issued as shares of the Class 1 and Class 2 ESOP Preferred Stock are allocated to employees. In the aggregate, 17,675,345 shares of Voting Preferred Stock will be issued through the year 2000. The Voting Preferred Stock at any time outstanding commands voting power for approximately 55% (subject to increase to up to 63%) of the vote of all classes of capital stock in all matters requiring a shareholder vote, other than for the election of members of the Board of Directors. The Voting Preferred Stock will generally continue to represent approximately 55% (subject to increase to up to 63%) of the aggregate voting power until the "Sunset". The "Sunset" will occur when the common shares issuable upon conversion of the outstanding Class 1 and Class 2 ESOP Preferred Stock, plus any common equity and available unissued ESOP shares held in the ESOPs or any other employee benefit plans sponsored by the Company for the benefit of its employees, represent, in the aggregate less than 20% of the common equity and available unissued ESOP shares of the Company.
Under current actuarial assumptions, the Company estimates that the "Sunset" will occur in the year 2016 if no additional purchases are made by eligible employee retirement plans. The Voting Preferred Stock has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and is convertible into one ten-thousandth of a share of UAL common stock.

(13) Common Shareholders' Equity

      In connection with the July 1994 recapitalization, each share of old common stock was converted to one half share of new common stock (and cash in lieu of fractional shares) and $84.81 in cash. As a result, the number of outstanding shares was reduced proportionately.

Changes in the number of shares of UAL common stock outstanding during the years ended December 31 were as follows:

                                         1994         1993         1992
Old shares -
Shares outstanding at
  beginning of year                   24,568,937   24,238,482   23,758,106
Shares issued in connection
  with Air Wis merger                       -            -         443,593
Stock options exercised                   79,764      205,075       40,464
Shares issued from treasury
  under compensation arrangements          1,100      142,003        3,165
Shares acquired for treasury             (88,261)      (7,623)        (346)
Forfeiture of restricted stock            (9,800)      (9,000)      (6,500)
Other                                       (379)        -            -
                                      24,551,361   24,568,937   24,238,482
Effect of recapitalization           (12,275,680)        -            -

New shares -
Stock options exercised                  237,505         -            -
Shares issued from treasury under
  compensation arrangements              112,767         -            -
Shares acquired for treasury            (186,898)        -            -
Other                                         51         -            -
Shares outstanding at end of year     12,439,106   24,568,937   24,238,482


      At December 31, 1994 and 1993, UAL held 574,111 and 920,808 shares, respectively, of common stock in treasury.

      There is a preferred share purchase right associated with each share of outstanding UAL common stock. As long as the rights are associated with the shares of UAL common stock, each new share of common stock issued by UAL, including shares of common stock into which the ESOP convertible preferred stock and the Series A preferred stock are convertible, will include one right. Upon the occurrence of certain events, each right will entitle its holder to purchase one one-hundredth of a share of Series C junior participating preferred stock, without par value, for $185 (subject to antidilution provisions). The rights will become exercisable ten business days after any person or group announces its beneficial ownership of 15% or more of UAL common stock, or announces an offer for 30% or more of UAL common stock. If any person or group acquires 15% or more of UAL common stock (other than the ESOP trustee, ALPA, the IAM and the beneficial owners of UAL common stock eligible to report and reporting on
Schedule 13G under the Securities Exchange Act of 1934), each right will entitle its holder (except the acquiring party) to buy common stock of UAL having a market value of three times the exercise price of the right. If, after the rights become exercisable, UAL is involved in a merger or sells more than 50% of its assets or earning power, each right will entitle its holder to buy common stock of the surviving entity having a market value of three times the exercise price of the right. UAL has the right to redeem the rights for $0.05 per right prior to the time they become exercisable. The rights expire on December 31, 1996. The rights agreement provides that the transactions associated with the recapitalization did not and will not cause the rights to become exercisable as a result thereof.

(14) Stock Options and Awards

      The Company has granted options to purchase common stock to various officers and employees. The option price for all stock options is at least 100% of the fair market value of UAL common stock at the date of grant. Options generally vest and become exercisable in up to five equal, annual installments beginning one year after the date of grant, and generally expire in 10 years.

      Prior to 1992, stock appreciation rights ("SARs") were granted in tandem with certain stock options. On exercise of these SARs, holders would receive, in cash, 100% of the appreciation in fair market value of the shares subject to the SAR. The estimated payment value of SARs, net of market value adjustments, was charged to earnings over the vesting period. In 1992, all active officers relinquished their SARs but retained the tandem stock options. As a result of the 1994 recapitalization, all outstanding options became fully vested at the time of the transaction and the holders of such options became eligible to exercise the cashless exercise features of stock options. Under a cashless exercise, the Company withholds, at the election of the optionee, from shares that would otherwise be issued upon exercise that number of shares having a fair market value equal to the exercise price and related income taxes. For outstanding options eligible for cashless exercise, changes in the market price of the stock are charged to earnings currently. At December 31, 1994, 12,927 SARs were outstanding with an average exercise price of $75.70 per old share and option holders were eligible for cashless exercise in connection with 1,068,173 outstanding options with an average exercise price of $133.76 per old share. The expense (credit) recorded for SARs and cashless exercises was $15 million in 1994, $1 million in 1993 and $(1) million in 1992.

      Stock options which were outstanding at the time of the recapitalization are exercisable for shares of old common stock, each of which is in turn converted into one half share of new common stock and $84.81 in cash upon exercise. Subsequent to the recapitalization, the Company granted stock options which are exercisable for shares of new common stock.

Stock option activity for the past three years was as follows:

                             New Share
                              Options            Old Share Options
                                1994        1994        1993        1992

Outstanding at beginning
  of year                         -      1,673,782   1,864,555   1,318,603
Granted                       959,500          -        65,750     686,500
Exercised                         -       (554,771)   (205,075)    (40,464)
Surrendered upon
  exercise of SARs                -         (1,000)    (16,198)     (8,334)
Terminated                    (13,500)     (36,911)    (35,250)    (91,750)
Outstanding at end
  of year                     946,000    1,081,100   1,673,782   1,864,555

Exercisable at
  end of year                 150,000    1,081,100     733,782     603,180
Reserved for future
  grants at end of year       454,000          -       300,111     330,611

Average option price:
Per old share -
  Exercised                      N/A     $   95.32   $   87.61   $   88.16
  Outstanding at end of year     N/A     $  132.77   $  120.21   $  116.11

Per new share -
  Exercised                       -      $   21.02 (1)    N/A         N/A
  Outstanding at end of year $  90.36    $   95.92 (1)    N/A         N/A

(1)  Represents the new share equivalent of the old share options.

      The expiration dates for options outstanding as of December 31, 1994 ranged from January 12, 1995 to December 15, 2004. At December 31, 1994, outstanding options were held by 199 officers and key employees.

      The Company has also awarded shares of restricted stock to key officers and employees. These restricted shares generally vest over a five-year period. Unvested shares are subject to certain transfer restrictions and forfeiture under certain circumstances. Unearned compensation, representing the fair market value of the stock on the date of award, is amortized to salaries and related costs over the vesting period. During 1993, 138,500 restricted shares were issued from treasury stock and awarded to employees. No restricted shares were issued during 1992. In 1994, 1993 and 1992, 9,800, 9,000 and 6,500 shares, respectively, were forfeited and returned to treasury stock. As a result of the 1994 recapitalization, all outstanding restricted shares became vested at the time of the transaction and $12 million of compensation expense was recorded for the remaining balance of unearned compensation attributable to the outstanding shares. In 1994, subsequent to the recapitalization, 112,767 restricted shares of new common stock were issued from treasury, of which 66,500 were still restricted as of December 31, 1994. Additionally, 29,733 shares were reserved for future award.

(15) Retirement Plans

      The Company has various retirement plans which cover substantially all employees. Defined benefit plans covering certain employees (primarily union ground employees) provide a stated benefit for specified periods of service, while defined benefit plans for other employees provide benefits based on employees' years of service and average compensation for a specified period of time before retirement. Pension costs are funded to at least the minimum level required by the Employee Retirement Income Security Act of 1974. The company also provides several defined contribution plans which cover substantially all U. S. employees who have completed one year of service.
For certain groups of employees (primarily pilots), the company contributes an annual amount on behalf of each participant, calculated as a percentage of the participants' earnings or a percentage of the participants' contributions.

      The following table sets forth the defined benefit plans' funded status and amounts recognized in the statement of consolidated financial position as of December 31:
                                             1994             1993
                                          Accumulated      Accumulated
                                            Benefits         Benefits
                                            Exceed           Exceed
                                            Assets           Assets
                                                  (In Millions)

Actuarial present value of
  accumulated benefit obligation            $4,191           $4,200

Actuarial present value of
  projected benefit obligation              $4,577           $5,025
Plan assets at fair value                    3,785            3,589

Projected benefit obligation
  in excess of plan assets                     792            1,436
Unrecognized net gain (loss)                   (13)            (624)
Prior service cost not yet recognized
  in net periodic pension cost                (523)            (455)
Remaining unrecognized net asset                (3)              16
Adjustment required to
  recognize minimum liability                  302              346
Pension liability recognized in the
  statement of consolidated financial
  position                                  $  555           $  719


      For the valuation of pension obligations as of December 31, 1994 and 1993, the weighted average discount rates used were 8.75% and 7.5%, respectively, and the rates of increase in compensation were 3.15% and 4.0%, respectively. Substantially all of the accumulated benefit obligation is vested.

      Total pension expense for all retirement plans (including defined contribution plans) was $350 million in 1994, $346 million in 1993, and $324 million in 1992.

      Plan assets are invested primarily in governmental and corporate debt instruments and corporate equity securities. The expected average long-term rate of return on plan assets at December 31 was 9.75% for 1994, 9.75% for 1993 and 10.25% for 1992.

      The net periodic pension cost of defined benefit plans included the following components:
                                         1994        1993        1992
                                                 (In Millions)
      Service cost - benefits earned
        during the year                 $ 216       $ 186       $ 180
      Interest cost on projected
        benefit obligation                379         356         320
      Actual (return) loss on
        plan assets                        28        (310)       (289)
      Net amortization and deferral      (351)         19          24

      Net periodic pension cost         $ 272       $ 251       $ 235


(16) Other Employee Benefits

      The Company provides certain health care benefits, primarily in the
U. S., to retirees and eligible dependents. Benefits are generally funded from company assets on a current basis, although amounts sufficient to pay claims incurred, but not yet paid, are held in trust. Certain plan benefits are subject to co-payments, deductibles and other limits described in the plans and the benefits are reduced once a retiree becomes eligible for Medicare. The Company also provides certain life insurance benefits to retirees. The assets to fund retiree life insurance benefits are being held in a deposit trust administration fund with a major insurance company. The Company has reserved the right, subject to collective bargaining agreements, to modify or terminate the health care and life insurance benefits for both current and future retirees.

      Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". This standard requires that the expected cost of postretirement benefits be charged to expense during the years in which employees render service. Upon adoption, the Company recorded a one-time pretax charge of $925 million ($580 million after tax) as the cumulative effect of accounting change.

Information on the plans' funded status, on an aggregate basis at December 31, follows (in millions):

                                             1994       1993
Accumulated postretirement
  benefit obligation:
    Retirees                                $  383     $  416
    Other fully eligible participants          183        236
    Other active participants                  590        679

  Total accumulated postretirement
    benefit obligation                       1,156      1,331
  Unrecognized net gain (loss)                 138       (149)
  Fair value of plan assets                    (95)       (91)

Accrued postretirement benefit obligation   $1,199     $1,091

Net postretirement benefit costs included the following components (in millions):

                                             1994       1993       1992
Service cost - benefits attributed to
  service during the period                 $ 46       $ 38       $ 28
Amortization of unrecognized net loss          3          3          -
Interest cost on benefit obligation           95         92         83

Net postretirement benefit costs            $144       $133       $111


      The discount rate used to estimate the accumulated postretirement benefit obligation as of December 31, 1994 and 1993 was 8.75% and 7.5%, respectively. The assumed health care cost trend rate was 10% and 11% for 1994 and 1993, respectively, declining annually to a rate of 4% by the year 2001 and remaining level thereafter. The effect of a 1% increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1994, by $150 million and the aggregate of the service and interest cost components of net postretirement benefit cost for 1994 by $22 million.

      The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. SFAS No. 112 requires recognition of the liability for postemployment benefits during the period of employment. Such benefits include company paid continuation of group life insurance and medical and dental coverage for certain employees after employment but before retirement. The effect of adopting SFAS No. 112 was a cumulative charge for recognition of the transition liability of $42 million, before tax benefits of $16 million. The ongoing expenses related to postemployment benefits will vary based on actual claims experience.

(17) Investments in Debt Securities

      The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. The Company's investments in such securities are included in "Cash and cash equivalents" and "Short-term investments." The following information pertains to the Company's investments in such securities at December 31, 1994 (in millions):

                                           Gross
                              Aggregate  Unrealized             Average
                                Fair      Holding     Cost      Maturity
                                Value      Losses     Basis     (Months)

Available-for-sale:
  U.S. government agency
   debt securities             $  334      $ 2        $  336       9
  Corporate debt securities    $  341      $ 2        $  343      10
  Other debt securities        $  146      $ 1        $  147       8

Held-to-maturity:
  U.S. government agency
   debt securities             $   97      $ -        $   97       6
  Corporate debt securities    $  222      $ -        $  222       4
  Other debt securities        $  384      $ -        $  384       2

      The net unrealized holding loss on available-for-sale securities of $5 million has been recorded as a component of shareholders' equity, net of related tax benefits. The proceeds from sales of available-for-sale securities were $255 million in 1994. Such sales resulted in insignificant gross realized gains and losses, based on the cost of the specific securities sold. These gains and losses were included in interest income for the year.

(18) Financial Instruments and Off-Balance-Sheet Risk

      Balance Sheet Financial Instruments: Fair Values

      The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, short-term investments classified as "held-to-maturity", and short-term borrowings approximate fair value due to the immediate or short-term maturities of these financial instruments. Investments in debt securities classified as "available-for-sale" are stated at fair value based on the quoted market prices for the securities (see note 17).

      The fair value of long term debt, including debt due within one year, is primarily based on the quoted market prices for the same or similar issues or on the then current rates offered for debt with similar terms and maturities. The fair value of long-term debt, including debt due within one year, at December 31, 1994 and 1993 was $2.983 billion and $3.041 billion, respectively, compared with carrying values of $3.271 billion and $2.846 billion.

      Off Balance Sheet Financial Instruments:  Risks and Fair Values

      United has entered interest rate swap agreements in order to manage the interest rate exposure associated with certain variable rate debt and leases. The swap agreements have remaining terms averaging 16 years, corresponding to the terms of the related debt or lease obligations. Under the agreements, United makes payments to counterparties at fixed rates and in return receives payments based on LIBOR. United's theoretical risk in the swaps is the cost of replacing the contracts at current market interest rates in the event of default by any of the counterparties; however, United does not anticipate such default since the counterparties are major financial institutions with investment grade ratings by all rating agencies. In addition, the risk of such default is mitigated by provisions in the contracts which require either party to post increasing amounts of collateral as the value of the contract moves against them. Counterparty credit risk is further minimized by periodic settlements throughout the duration of the contract. At December 31, 1994, a notional amount of $479 million of interest rate swap agreements effectively fixed interest rates between 8.02% and 8.65% on such obligations. The fair values to United of interest rate swap agreements at December 31, 1994 and 1993 were $26 million and $(8) million, respectively, taking into account interest rates in effect at the time.

      In the first quarter of 1994, United entered into a ten-year foreign currency swap contract to reduce exposure to currency fluctuations in connection with 29 billion of Japanese yen-denominated obligations. The currency swap contract, which was designated as a hedge, effectively fixed, at then current exchange rates, future principal, interest and lease payments. The currency swap contract exactly matches the cash flows and maturities of the obligations it hedges. At December 31, 1994, the swap contract had a notional amount of $293 million, which will reduce periodically as payments are made. The fair value of the currency swap contract to United at December 31, 1994 was approximately $23 million based on the reduction in the yen to dollar exchange rate since United entered into the contract.

      United's theoretical risk in the currency swap is the cost of replacing the contract at current market rates in the event of default by the counterparty; however, United does not anticipate such default since the counterparty is a major money center bank with an investment grade rating by all rating agencies. Furthermore, the risk of such default is mitigated by provisions in the contract which require either party to post increasing amounts of collateral as either their credit rating deteriorates or the value of the contract moves against them. Counterparty credit risk is minimal since currency is exchanged simultaneously throughout the duration of the contract.

      The currency swap replaced short-term foreign currency call options and forward contracts which expired under their own terms, resulting in an insignificant loss that was included in income, offsetting the insignificant gain recorded from the related obligations that were being hedged. In October 1994, United terminated the portion of the foreign currency swap contract hedging future interest payments in connection with the Japanese yen-denominated obligations. While this portion of the contract was in effect, foreign currency gains and losses on it were deferred and included in interest as it accrued. The gain resulting from the contract termination, net of losses previously deferred in connection with the interest payments, is being deferred and amortized over the remaining life of the obligations.

      Financial Guarantees

      As of December 31, 1994, United had guaranteed $77 million of indebtedness of affiliates.

      Special facility revenue bonds have been issued by certain municipalities to build or improve airport facilities leased by United. Under the lease agreements, United is required to make rental payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. At December 31, 1994, $860 million principal amount of such bonds was outstanding. As of December 31, 1994, UAL and United had jointly guaranteed $35 million of such bonds and United had guaranteed $834 million of such bonds, including accrued interest. Included in this amount are bonds issued by the City of Denver in connection with the construction of certain United facilities at Denver International Airport, which will replace Stapleton International Airport in 1995.

      Transfers of the tax benefits of accelerated depreciation and investment tax credits associated with the acquisition of certain equipment have been made previously by United to various tax lessors through tax lease transactions. Proceeds from tax benefit transfers were recognized as income in the year the lease transactions were consummated. The subject equipment is being depreciated for book purposes. United has agreed to indemnify (guaranteed in some cases by UAL) the tax lessors against loss of such benefits in certain circumstances and has agreed to indemnify others for loss of tax benefits in limited circumstances for certain used aircraft purchased by United subject to previous tax lease transactions. Certain tax lessors have required that letters of credit be issued in their favor by financial institutions as security for United's indemnity obligations under the leases. The outstanding balance of such letters of credit totaled $58 million at December 31, 1994. At that date, United had granted mortgages on aircraft and engines having a total book value of $238 million as security for indemnity obligations under tax leases and letters of credit.

      Concentration of Credit Risk

      The Company does not believe it is subject to any significant concentration of credit risk. Most of the Company's receivables result from sales of tickets to individuals through travel agents, company outlets or other airlines, often through the use of major credit cards. These receivables are short term, generally being settled shortly after the sale.

(19) Commitments and Contingent Liabilities

      The Company has certain contingencies resulting from litigation and claims (including environmental issues) incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of contingencies to which the Company is subject and its prior experience, that the ultimate disposition of these contingencies is not expected to materially affect UAL's consolidated financial position or results of operations.

      At December 31, 1994, commitments for the purchase of property and equipment, principally aircraft, approximated $3.9 billion after deducting advance payments. An estimated $1.2 billion is expected to be expended during 1995, $0.7 billion in 1996, $1.3 billion in 1997, $0.5 billion in 1998 and $0.2 billion in 1999 and thereafter. The major commitments are for the purchase of thirty-four B777 aircraft, which are expected to be delivered between 1995 and 1999.

      In addition to the B777 order, United has arrangements with Airbus and International Aero Engines to lease an additional 29 A320 aircraft, which are scheduled for delivery through 1998. Under the agreement, United is making advance payments through 1998 which are refundable upon delivery of each aircraft.

      At December 31, 1994, United also had purchase options for 162 B737 aircraft, 39 B757 aircraft, 34 B777 aircraft, 49 B747 aircraft, 8 B767 aircraft and 50 A320 aircraft. Under the terms of certain of these options which are exercisable during the period 1995 through 1997, United would forfeit significant deposits on such options it does not exercise. Consistent with its revised capital spending plan, United has recently cancelled options on certain aircraft.

      United's Indianapolis Maintenance Center began operation in March 1994, initially performing maintenance on B737 aircraft. In December 1994, the UAL Board of Directors approved the relocation of B757 and B767 airframe maintenance to the Indianapolis Maintenance Center. Construction of certain B737 airframe facilities is still in process and construction of facilities for the other fleet types will begin in 1995.
 The facilities are being financed primarily with tax-exempt bonds and other capital sources. In connection with incentives received, United has agreed to reach an $800 million capital spending target and employ at least 7,500 individuals.


(20) Statement of Consolidated Cash Flows - Supplemental Disclosures

      Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                                            1994       1993      1992
                                                  (In Millions)
    Cash paid during the year for:
      Interest (net of amounts
        capitalized)                       $302       $330      $200
      Income taxes                         $ 69       $135      $ 30

    Non-cash transactions:
      Capital lease obligations
        incurred                           $ -        $ 70      $276
      Long-term debt incurred in
        connection with additions
        to equipment                       $ 21       $487      $755
      Increase in pension intangible       $ 20       $ 19      $  8
      Net unrealized loss on investments   $  3       $ -       $ -
      Issuance of treasury stock in
        exchange for Air Wis common
        stock                              $ -        $ -         64

(21) Other Matters

      In April 1993, UAL transferred the Air Wisconsin, Inc. operations at Dulles to Atlantic Coast Airlines. In September 1993, UAL transferred certain Air Wisconsin, Inc. operations at O'Hare to United Feeder Services. In December 1993, UAL transferred the jet operations of Air Wisconsin, Inc. to CJT Holdings. These operations are being conducted by the counterparties in these agreements under the United Express trade name. In October 1994, UAL announced an agreement to sell for $119 million ten Dash 8 aircraft and spare parts owned by Air Wisconsin, Inc. to Mesa Airlines, and United agreed to a ten year extension of its United Express marketing agreement with Mesa Airlines. The sales will take place in the first quarter of 1995.

      In 1993, United reached agreements to sell assets related to the operation of 16 of its flight kitchens to Dobbs International Services, Inc. and Caterair International Corp. for $119 million. These asset sales were completed by June 1994 and resulted in an insignificant gain. Under the agreements, the purchasers are providing catering services for United at the airports served by the flight kitchens for seven years.

(22) Selected Quarterly Financial Data (Unaudited)

                                  1st       2nd       3rd       4th
                                Quarter   Quarter   Quarter   Quarter    Year
                                             (In Millions)

1994:
  Operating revenues            $3,195    $3,502    $3,814    $3,439    $13,950
  Earnings (loss) from
    operations                     (36)      167       312        78        521
  Earnings (loss) before
    cumulative effect of
    accounting changes             (71)       55        82        11         77
  Cumulative effect of
    accounting changes             (26)       -         -          -        (26)
  Net earnings (loss)           $  (97)   $   55    $   82    $   11    $    51
  Per share amounts, primary:
    Earnings (loss) before
      cumulative effect of
      accounting changes        $(3.31)   $ 1.89    $ 4.24    $(0.98)   $  0.76
    Cumulative effect of
      accounting changes         (1.06)       -         -         -       (1.37)
    Net earnings (loss)         $(4.37)   $ 1.89    $ 4.24    $(0.98)   $ (0.61)
  Net earnings (loss)
    per share, fully diluted    $(4.37)   $ 1.89    $ 4.21    $(0.98)   $ (0.61)

1993:
  Operating revenues            $3,053    $3,296    $3,629    $3,347    $13,325
  Earnings (loss) from
    operations                    (121)       84       281        19        263
  Earnings (loss) before
    extraordinary item            (138)       22       149       (64)       (31)
  Extraordinary loss on
    early extinguishment
    of debt                        (19)       -         -          -        (19)
  Net earnings (loss)           $ (157)   $   22    $  149    $  (64)   $   (50)
  Per share amounts, primary:
    Earnings (loss) before
      extraordinary item        $(5.92)   $ 0.54    $ 5.74    $(3.02)   $ (2.64)
    Extraordinary loss on
      early extinguishment
      of debt                    (0.77)       -         -         -       (0.76)
    Net earnings (loss)         $(6.69)   $ 0.54    $ 5.74    $(3.02)   $ (3.40)
  Net earnings (loss)
    per share, fully diluted    $(6.69)   $ 0.54    $ 5.21    $(3.02)   $ (3.40)


      In 1994, United began recording certain air transportation price adjustments, which were previously recorded as commissions, as adjustments to revenue. The revenue amounts for 1993 above have been reclassified to conform with the current presentation.

      The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. The effect of adopting SFAS No. 112 was a cumulative charge for recognition of the transition liability of $42 million, before tax benefits of $16 million.

      In connection with the July 1994 recapitalization, the Company incurred pretax costs of $19 million, $22 million and $128 million in the first, second and third quarters, respectively, including transaction costs and severance payments to certain former United employees. Of these costs, $48 million were recorded as operating expenses in the third quarter, while the remaining costs were recorded in "Miscellaneous, net."

      In the second quarter of 1993, United retired $500 million of senior subordinated notes. An extraordinary loss of $19 million, net of tax benefits of $8 million, was recorded in the first quarter of 1993, based on United's stated intention to retire the notes.

      In the third quarter of 1993, United recorded a charge of $59 million to reduce the net book value of 15 DC-10 aircraft to estimated net realizable value. In addition, third quarter earnings included a $17 million gain and interest income of $27 million resulting from the final settlement for overpayment of annuities purchased in 1985 to cover certain vested pension benefits. The 1993 fourth quarter included $53 million of equity in the loss of Galileo, which primarily reflects United's share of a charge recorded by Galileo for the cost of eliminating duplicate facilities and operations.

      Earnings per share were calculated after providing for the following preferred stock dividend requirements (in millions):

                              1st       2nd       3rd       4th
                            Quarter   Quarter   Quarter   Quarter    Year

1994                          $ 9       $ 9       $20       $21      $59
1993                          $ 6       $ 9       $ 9       $ 9      $33

      Earnings available to common stockholders were also reduced by $3 million in the 1994 fourth quarter and twelve-month period for the excess of amounts paid to reacquire UAL preferred stock over the liquidation preference of such stock. In the 1994 and 1993 third quarters, primary per share amounts were based on weighted average common shares and common equivalents outstanding, including ESOP shares committed to be released. Fully diluted per share amounts assume the exercise of stock options and vesting of restricted stock at the beginning of the periods and, for the 1993 third quarter, the conversion of convertible preferred stock and elimination of related dividends. The fully diluted per share amount for the 1994 third quarter does not assume conversion of convertible preferred stock since the effect is antidilutive. In the computations for the 1994 and 1993 first, second and fourth quarters and year, common stock equivalents were not included as they did not have a dilutive effect.

      In connection with the July 1994 recapitalization, each old common share was exchanged for one half new common share. As required under generally accepted accounting principles for transactions of this type, the historical weighted average shares outstanding have not been restated.
 Thus, direct comparisons between 1994 and 1993 per share amounts are not meaningful.

      The sum of quarterly earnings per share amounts is not the same as annual earnings per share amounts because of changing numbers of shares outstanding.